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                                                                    Exhibit 4.12


                               PLEDGE OF ACCOUNTS

THIS AGREEMENT is made on 12 March 1998

BETWEEN:

(1) NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED, a public limited company duly organized and validly existing under the laws of the Kingdom of Thailand having its registered office at No. 9, UM Tower, 16th Floor, Kwaeng Suanluang, Khet Suanluang, Bangkok, Thailand (the "Pledgor");

(2) The financial institutions whose names are listed in Exhibit I (the "Thai Lenders") represented by THE INDUSTRIAL FINANCE CORPORATION OF THAILAND, a corporation duly organized and validly existing under the laws of the Kingdom of Thailand having its registered office at No. 1770 New Petchburi Road, Bangkok 10320, as Facility Agent for the Thai Lenders (the "Thai Facility Agent");

(3) THE CHASE MANHATTAN BANK, a company duly organized and validly existing under the laws of the State of New York, having its registered office at 450 West 33rd Street, New York, New York, U.S.A., having its branch office in Bangkok, Thailand, located at 20 North Sathorn Road, Silom, Bangrak, Bangkok 10500, acting as the Trustees and the Debenture Trustee (as defined below).

AND

(4) THE CHASE MANHATTAN BANK as collateral agent (the "Pledgee").

WHEREAS:

A. The Pledgor and the Thai Lenders entered into a credit facility agreement dated 27 September 1995, (the "CFA") whereunder credit facilities of Baht 3,300,000,000 and US$308,000,000 have been granted;

B. The Pledgor intends to procure financing from abroad by having NSM Steel Company, Ltd. ("NSM Cayman"), a company incorporated under the laws of the Cayman Islands and in which the Pledgor holds 100 percent of its shares, and NSM Steel (Delaware) Inc., a company incorporated under the laws of the State of Delaware, the United States, a wholly owned subsidiary of NSM Cayman (hereinafter collectively referred to as the "Note Issuers"), acting as agent of NSM Cayman pursuant to an agency agreement, issue US$452,500,000 of indebtedness comprised of (a) US$249,000,000 (aggregate principal amount at maturity) of 12% Senior Mortgage Notes Due 2006 (the "Senior Notes") which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Senior Note Indenture", among the Note Issuers, the Pledgor and The Chase Manhattan Bank ("Chase"), as trustee (the "Senior Notes Trustee"), (b) the US$203,500,000 (aggregate
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      principal amount at maturity) 12 1/4 Senior Subordinated Mortgage Notes
      Due 2008 (the "Senior Subordinated Notes" and together with the Senior Notes, the "Notes"), which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Senior Subordinated Note Indenture", and together with the Senior Note Indenture, the "Indentures") among the Note Issuers and Chase, as trustee (the "Senior Subordinated Notes Trustee" and together with the Senior Notes Trustee, the "Trustees"), with warrants to purchase 74,476,809 (Seventy Four Million Four Hundred Seventy Six Thousand Eight Hundred and Nine) ordinary shares of the Pledgor, and (c) a private placement consisting of US$53,133,016 (aggregate principal amount at maturity of) 12 3/4% Subordinated Second Mortgage Debentures Due 2009 (the "Debentures") which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Debenture Indenture"), among the Note Issuers, the Pledgor and Chase, as trustee (the "Debenture Trustee") and 64,417,180 ordinary shares of the Pledgor;

C. The Pledgor has entered into an amendment to the CFA (the "CFA Amendment") with the Thai Lenders dated 12 March 1998 for the amendment of certain terms and provisions to facilitate the Pledgor's additional financing (the CFA and the CFA Amendment, collectively, the "Bank Credit Facility"), including but not limited to, an agreement the Pledgor entered into with the Thai Lenders, the Trustees and the Debenture Trustee dated 12 March 1998 to set forth arrangements for the Thai Lenders, the holders of the Notes and the holders of the Debentures to share certain collateral (the "Security Sharing Agreement"); and

D. Pursuant to the terms of the Security Sharing Agreement, the Pledgor, the Thai Lenders, the Thai Facility Agent, the Trustees, the Debenture Trustee and the Pledgee agree to enter into this Agreement as security for the Obligations (as defined hereunder).

IT IS AGREED as follows:

1.    DEFINITIONS

1.1 Except as otherwise provided herein, words and expressions in this Agreement shall have the same respective meanings as described in the Bank Credit Facility, the Indentures, the Debenture Indenture and the Security Sharing Agreement:

      "Accounts" means those accounts set forth in Exhibit 4 and all rights relating thereto, together with any substitute account or accounts opened from time to time;

      "Account Bank" means each of the commercial banks as financial institutions set out in Exhibit 4, or such other bank at which the Accounts or any of them are maintained and any assignor or successor thereof,

      "Collateral" means (i) the Accounts, (ii) all the Evidence, (iii) all the Deposits, and (iv) all other rights, entitlements, benefits and proceeds in, to and of the Accounts that may now or hereafter be, or required to be, pledged in favor of the Pledgee pursuant to this Agreement;

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      "Deposits" means, in respect of each Account, all monies now or at anytime hereafter standing to the credit thereof and all entitlement to interest (without prejudice to the provisions of Section 761 of the Civil and Commercial Code) and all other rights and benefits accruing to or arising from such monies and "Deposit" shall be construed accordingly;

      "Enforcement Notice" means a notice of an Event of Default under the Bank Credit Facility, the Indentures or, as the case may be, the Debenture Indentures in the form attached as Exhibit 3;

      "Evidence" means the passbook or other documents of title in relation to any Deposit or evidencing rights to any Deposit;

      "Pledge" means, in respect of each Account, the pledge of that Account created by or pursuant to this Agreement; and

      "Obligations" means all present and future obligations and liabilities of the Pledgor under the Bank Credit Facility Agreement, the Notes, the Indentures, the Debentures, the Debenture Indenture, and the Security Sharing Agreement.

1.2   Any reference in this Agreement to:

      (i) any agreement or document shall be read and construed as a reference to such agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

      (ii) any party shall be construed so as to include its respective successors, permitted assigns and transferees in accordance with its respective interests;

1.3   Words denominating the singular include the plural and vice versa.

1.4   Section headings are for reference only.

2.    PLEDGE

2.1 To secure the due and punctual payment and performance by the Pledgor of the Obligations, the Pledgor hereby:

      (a) pledges the Accounts to the Pledgee as a first security interest for the benefit of the Thai Lenders and the holders of the Notes and as a second security interest for the benefit of the holders of the Debentures, on the terms and conditions set out in this Agreement and the Pledgee agrees to accept the pledge of such Accounts on the terms and conditions set out in this Agreement.

      (b)   undertakes at each time when any Evidence is issued to immediately:

            (i)   deliver such Evidence to the Pledgee;

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            (ii)  endorse on such Evidence the following: "This Account is pledged pursuant to the Pledge of Accounts dated 12 March 1998 between the Pledgor, the Thai Facility Agent, the Trustees, the Debenture Trustee and the Pledgee named therein and the terms and conditions thereof shall apply to this Account"; and execute such endorsement;

            (iii) give notice to the Account Banks in the form set out in Part A of Exhibit 2 hereto and procure that as soon as practicable the Account Banks acknowledges such notice in the form set out in Part B of Exhibit 2, or in such other form as may be reasonably acceptable to the Pledgee; and

            (iv) complete all other actions and deliver any other document which the Pledgee may reasonably require to perfect the pledging by the Pledgor under this Agreement and each Pledge; and

      (c) in the event that the Pledgor opens any Account the details of which are not listed in Exhibit 4 , the Pledgor agrees, if requested by the Thai Lenders, the Trustees or the Debenture Trustee to promptly execute and deliver to the Pledgee an agreement substantially in the form of this Agreement pledging such Account to the Pledgee for the benefit of the Thai Lenders, the holders of the Notes and the holders of the Debentures (as a second priority lien).

3.    ENFORCEMENT OF PLEDGE

3.1 The enforcement of the Pledge shall be in accordance with the Security Sharing Agreement.

3.2 In accordance with the Security Sharing Agreement, following the receipt of a Notice of Actionable Default (as defined therein) and in compliance with Section 4 of the Security Sharing Agreement, the serving on the Pledgor of an Enforcement Notice shall cause each Pledge constituted by or pursuant to this Agreement to become immediately enforceable by any means in accordance with applicable laws.

3.3 In the enforcement of the Pledge created pursuant to the provisions of this Agreement, the Pledgee may select any or all of the Collateral as it deems appropriate, subject only to limitations imposed by applicable law.

3.4 The proceeds derived from the enforcement of any Pledge shall be applied towards settlement of the Obligations in accordance with the first security interests of the Thai Lenders and holders of the Notes under the Bank Credit Facility, the Indentures and the Security Sharing Agreement and the second security interests of the holders of Debentures under the Debenture Indenture and the Security Sharing Agreement. In the event that such proceeds are insufficient to pay or set off all amounts to which the Thai Lenders, The Thai Facility Agent, the Trustees and the Debenture Trustee and the Pledgee are entitled, the Pledgor shall be liable for the deficiency.

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4.    CONTINUING SECURITY

4.1 This Agreement and each Pledge created by or pursuant hereto shall be in addition to, independent of, without prejudice to, and shall not be in substitution for or merge with any other rights, security, guarantee, indemnity or suretyship now held or which may hereafter be held by the Thai Lenders, the Trustees or, as the case may be, the Debenture Trustee (as a second priority lien) for the due payment and performance by the Pledgor of the Obligations.

4.2 This Agreement and each Pledge created by or pursuant hereto shall be a continuing security and shall remain in full force and effect notwithstanding the liquidation, bankruptcy or other incapacity of the Pledgor or any amalgamation or reconstruction of the Pledgor or any change in the constitution thereof or any settlement of account, intervening payment or the extinction of any or all indebtedness by whatever reason (other than by full performance and discharge of the Obligations) or other matter or thing whatsoever.

4.3   If after the date of this Agreement:

      (a) any settlement or discharge of any or all of the Obligations of the Pledgor is nullified for any reason whatsoever, and/or

      (b) an order or judgement is made against the Thai Lenders, the Trustees, the Debenture Trustee, the holders of the Notes or the holders of the Debentures under Section 237 of the Civil and Commercial Code of Thailand (or any modification or re-enactment thereof) or under any of Section 113, 114 and 115 of the Bankruptcy Act of Thailand (or any modification or re-enactment thereof) directing the Thai Lenders, the Trustees, the Debenture Trustee, the holders of the Notes or the holders of the Debentures to pay any sum received or held by it from the Pledgor or any other person to settle all or part of the debt of the Pledgor to an official receiver, a liquidator or a creditor of the Pledgor;

      then the returned moneys, losses, damages, costs and expenses of the Thai Lenders, the Trustees, the Debenture Trustee, the holders of the Notes or the holders of the Debentures arising as a result of such nullified settlement or discharge, and/or (as the case may be) the sum paid by it pursuant to such order or judgement shall be recoverable from the Pledgor on demand.

5.    FURTHER ASSURANCES

5.1 The Pledgor shall, at anytime at the reasonably request of the Pledgee and at the cost and expense of the Pledgor, promptly sign, seal, execute and deliver such deeds, instruments, notices and documents, (including further legal or other transfers or assignments) and do such acts and things as may reasonably be required by the Pledgee for the purpose of maintaining, perfecting, protecting, defending, enforcing or securing the obligations of the Pledgor under this Agreement and the encumbrances arising under or constituted by or pursuant to this Agreement (or purported to be created by or constituted by or pursuant to this Agreement) or in respect of each Account (whether in existence at the date hereof or acquired after the date hereof) or for facilitating the exercise or, as the case may be, realization thereof and the exercise of all other powers, authorities and discretion vested in the Pledgee.

5.2 The Pledgee shall, without prejudice to other rights, powers and privileges under this Agreement, be entitled (but shall be under no obligation), at any time and as often as it may reasonably consider to be necessary, to take any such action and/or demand additional documents and instruments from the other party (in which case the Pledgor undertakes to use its best endeavors to procure such documents or instruments from such person) for the purpose of protecting the rights constituted by this Agreement.

5.3 The Pledgor hereby agrees to indemnify the Pledgee on demand against any and all costs, losses, expenses or liabilities incurred by or imposed on the Thai Facility Agent, the Thai Lenders, the Trustees, the Debenture Trustee or the Pledgee in connection with actions taken concerning the perfection and/or protection of the rights and/or security interest referred to in this Clause 5.3.

6.    INVESTMENT DECISIONS

      Unless otherwise provided in the Indentures or the Debenture Indenture and as described more fully in the Pledge of Permitted Investments, the Pledgor is authorized to continue to control investment decisions with respect to the funds in the Accounts until a Notice of Actionable Default (as defined in the Security Sharing Agreement) has been issued by the Trustees under the Indentures, the Thai Facility Agent under the Bank Credit Facility, or, as the case may be, the Debenture Trustee under the Debenture Indenture (as a second priority lien). At such time, the Pledgee shall control investment decisions with respect to funds in Accounts and realize upon its security interest.

7.    FILINGS, RECORDS, INSPECTION

      Except as otherwise permitted hereunder, the Pledgor shall not file or suffer to be on file, or authorise or permit to be filed or to be on file, in any jurisdiction, any other encumbrance with respect to the Accounts in which the Pledgee is not named as the sole first secured party for the benefit of the Thai Lenders and the Trustees or as the sole second secured party for the benefit of the Debenture Trustee. The Pledgor shall permit representatives of the Pledgee upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Accounts.

8.    REMEDIES AND WAIVERS

8.1 Any receipt, release or discharge of the pledge provided by, or of any liability arising under this Agreement may be given by the Pledgee alone and shall not release or discharge the Pledgor from any liability for the same or any other moneys which may exist

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      independently of this Agreement. Where such receipt, release or discharge relates only to part of the Accounts, such receipt, release or discharge shall not prejudice or affect the pledge hereby created in relation to the remainder of the Accounts.

8.2 The Pledgee may in its or their discretion grant time or other indulgence, or make any other arrangement variation or release, with the Pledgor or any other person (whether or not party hereto and whether or not jointly liable with the Pledgor) in respect of all the obligations or of any other security therefor or guarantee in respect thereof without prejudice either to the pledge constituted by or pursuant to this Agreement or to the liability of the Pledgor for the Obligations.

8.3 The rights, powers and remedies provided in this Agreement are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers and remedies provided by law.

8.4 No failure on the part of the Pledgee to exercise, or delay on its or their part in exercising any of the rights, powers and rei-nedies provided for by this Agreement or by law shall operate as a waiver thereof, nor shall any single or partial waiver of any such rights, powers or remedies preclude any further or other exercise of such rights, power or remedies or the exercise of any other of such rights, powers or remedies.

9.    SUCCESSORS AND ASSIGNS

      This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, assignees and transferees provided that the Pledgor may not assign any of its rights or obligations under this Agreement.

10.   RELEASE AND DISCHARGE

      The Pledgee shall, at the request and cost of the Pledgor, at any time after the Pledgor's Obligations have been repaid in full, promptly release and discharge the Pledgor from its obligations under this Agreement and any Pledge and shall deliver any Accounts in its possession at such time to the possession of the Pledgor.

11.   SEVERABILITY

      If at any time any one or more of the provisions of this Agreement or any Pledge becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement and such Pledge shall not in any way be affected or impaired thereby.

12.   NOTICES

      Any notice or communication under or in connection with Section 12 of the Security Sharing Agreement and the provisions of such agreement shall apply hereto mutatis mutandis.

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13.   LAW

      This Agreement and each Pledge shall be governed by and construed in accordance with the laws of Thailand.

14.   AMENDMENTS

      The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Pledgor and the Pledgee in accordance with Section 17 of the Security Sharing Agreement.


IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed.


NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED as Pledgor


By: /s/  Sawasdi Horrungruang
    -----------------------------------------
    Title:


THE INDUSTRIAL FINANCE CORPORATION OF THAILAND as Facility Agent for the Thai Lenders


By: /s/ [ILLEGIBLE]
    -----------------------------------------
    Title:


THE CHASE MANHATTAN BANK
as Trustees and Debenture Trustee


By: /s/ [ILLEGIBLE]
    -----------------------------------------
    Title:


THE CHASE MANHATTAN BANK
as Pledgee


By: /s/ [ILLEGIBLE]
    -----------------------------------------
    Title:

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                                    EXHIBIT 1

                                The Thai Lenders

1.    The Industrial Finance Corporation of Thailand
2.    Thai Farmers Bank Public Company Limited
3.    Siam City Bank Public Company Limited
4.    The Government Bank
5.    First Bangkok City Bank Public Company Limited
6.    Nakornthon Bank Public Company Limited
7.    SCF Finance and Securities Public Company Limited
8.    Siam City Credit Finance and Securities Public Company Limited

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                                    EXHIBIT 2

                                     Part A

                                Notice of Pledge

      12 March 1998

To:   The Chase Manhattan Bank
      20 North Sathorn Road
      Bangkok 10500

Dear Sirs,

We refer to the passbooks (the "Instrument(s)") representing the accounts as listed in the attachment hereto (the "Accounts").

We hereby give you notice that pursuant to the Pledge of Accounts Agreement dated 12 March 1998, (the "Pledge of Accounts") between Nakornthai Strip Mill Public Company Limited (the "Pledgor"), the Thai Lenders, the Trustees and the Pledgee named therein, the Pledgor has pledged to the Pledgee the Instruments and all rights of the Pledgor arising from the Instruments, including its right to withdraw monies.

Terms and expressions defined in the Pledge of Accounts shall have the same meaning when used herein.

Please acknowledge receipt of this notice by signing and retuming a copy to the Collateral Agent and another copy to the Pledgor.


NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED as Pledgor


By:
    ----------------------------------
    Name:
    Title:


Attachment:  Acknowledgment of notice of pledge


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                                     Part B

                      Acknowledgment of Pledge of Accounts


To:   THE CHASE MANHATTAN BANK
      as Collateral Agent

      NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED
      No. 9, UM Tower, 16th Floor
      Kwaeng Suanluang, Khet Suanluang
      Bangkok

We hereby acknowledge receipt of a notice of pledge of which this is a copy.

Yours sincerely,

THE CHASE MANHATTAN BANK


By:
   ---------------------------
   Name:
   Title:


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                                    EXHIBIT 3

                           Form of Enforcement Notice


To:         NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED
            No. 9, UM Tower, 16"' Floor
            Kwaeng Suanluang, Khet Suanluang
            Bangkok

[date]

Dear Sirs,

We refer to:

      (a)   the following accounts as listed in the attached (the "Accounts"):

      (b) the Pledge of Accounts dated 12 March 1998 (the "Pledge of Accounts") between Nakornthai Strip Mill Public Company Limited (the "Pledgor"), the Thai Lenders, the Trustees, the Debenture Trustee and the Collateral Agent (as therein defined); and

      (c) the notice of pledge dated [ ] given to the Account Banks by the Pledgor and confirmed by the Account Banks in respect of the Pledge of Accounts.

Words and expressions defined in the Pledge of Accounts (whether expressly therein or by cross-reference to another document) and used herein shall, unless the context otherwise requires, have the same meanings when used herein.

We hereby notify you that we have received a Notice of an Actionable Default and that we have been directed to deliver this Enforcement Notice in accordance with the provisions of Section 4 of the Sharing Agreement.

We hereby confirm that this Enforcement Notice is delivered pursuant to and for the purposes of Clause 3.2 of the Pledge of Accounts and in accordance with the terms thereof, each pledge constituted by or pursuant to the Pledge of Accounts is immediately enforceable by any means in accordance with applicable law.


                                      -12-
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This Enforcement Notice and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Thailand.

Your faithfully,

THE CHASE MANHATTAN BANK
As Collateral Agent, for and on behalf of the Thai Lenders, the Trustees and the Debenture Trustees [o]


By:
   ---------------------


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                                    EXHIBIT 4

                               Details of Accounts

The Chase Manhattan Bank - Bangkok Branch

1)    Type: corporate savings A/C - Baht, non-interest bearing
      A/C Name:  Nakornthai Strip Mill Public Co., Ltd. - Onshore Baht Revenue
                 Account
      A/C No. 6580116868

2)    Type: corporate savings A/C - US$, non-interest bearing
      A/C Name:  Nakornthai Strip Mill Public Co., Ltd. - Onshore USD Revenue
                 Account
      A/C No. 6581115463

3)    Type: corporate savings A/C - Baht, non-interest bearing (with check book)
      A/C Name: Nakornthai Strip Mill Public Co., Ltd. - Baht Operating Account A/C No. 6580116876

4)    Type: corporate savings A/C - US$, interest bearing
      A/C Name: Strip Mill Public Co., Ltd. - USD Operating Account A/C No. 6581115471